                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             HICAPS Funds, Inc.

Address of Principal Business Offices
(No. & Street, City, State, Zip Code):

                  1125 17th Street, Suite 1600
                  Denver, Colorado 80202

Telephone Number (including area code):          (303) 296-2300

Name and address of agent for service of process:

                  Terry L. Maltarich
                  1125 17th Street, Suite 1600
                  Denver, Colorado 80202

Check Appropriate Box:

                  Registrant is filing a Registration Statement pursuant to
                  Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                        Yes   [X]           No   [  ]

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification to be duly signed on its behalf in the City of Denver and State of Colorado on the 20th day of October, 1999.

                              HICAPS Funds, Inc.

                              By: /s/ Terry L. Maltarich
                                 -----------------------
                                    Name:  Terry L. Maltarich
                                    Title: President

Attest: /s/ Michael F. Imhoff
        ---------------------
         Name:  Michael F. Imhoff
         Title: Treasurer